Exhibit 10.4

Execution Version

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Employment Agreement”), dated as of November 15, 2012 by and between Garden Ridge Corporation, a Delaware corporation (the “Company”) and Lewis Bird (the “Executive”) (each of the Executive and the Company, a “Party,” and collectively, the “Parties”) and solely for the purposes of Sections 1.2, 2.3, 3.1(b) and 8.2 herein, GRD Holding I Corporation, a Delaware corporation (“Holding”).

WHEREAS, the Company desires to employ the Executive as Chief Executive Officer of the Company and wishes to acquire and be assured of his services on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to be employed by the Company as Chief Executive Officer and to perform and to serve the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:

Section 1.              Employment.

1.1.                            Term. Subject to Section 3 hereof, the Company agrees to employ the Executive commencing on December 3, 2012 (the “Effective Date”), and the Executive agrees to be employed by the Company, in each case pursuant to this Employment Agreement, until either Party terminates the employment of the Executive in accordance with Section 3 hereof (the “Term”). The Executive’s period of employment pursuant to this Employment Agreement shall hereinafter be referred to as the “Employment Period.”

1.2.                            Duties. During the Employment Period, the Executive shall serve as Chief Executive Officer of the Company and such other positions as an officer or director of the Company and such affiliates of the Company commensurate with his position as Chief Executive Officer as the Company shall determine from time to time, and shall report directly to the board of directors of Holding (the “Board”). In his position of Chief Executive Officer, the Executive shall perform duties, and have the authority, customary for the Chief Executive Officer of a company similar to the Company’s size and nature, plus such additional duties, consistent with the foregoing, as the Board may reasonably assign. The Executive’s principal place of employment shall initially be the Company’s headquarters in Houston, Texas. The Executive shall become a member of the Board as of the Effective Date and shall be reelected as such, provided that if the Company becomes a publicly reporting company with regard to its common stock, the obligation thereafter shall be to nominate the Executive for re-election as a member of the Board at the expiration of each term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements.

1.3.                            Exclusivity. During the Employment Period, the Executive shall devote substantially all of his business time and attention to the business and affairs of the

Company, shall faithfully serve the Company, and shall use good faith efforts to comply with the lawful and reasonable directions and instructions given to him by the Board, consistent with Section 1.2 hereof. During the Employment Period, the Executive shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided, that the Executive may (a) serve any civic, charitable, educational or professional organization, (b) serve on the board of directors of Wuhu Travel and Filtrate Eyewear, (c) serve on the board of directors of other for-profit business enterprises, provided that such service is approved by the Board and (d) manage his personal investments, in each case so long as any such activities do not (x) violate the terms of this Employment Agreement (including Section 4) or (y) materially interfere with the Executive’s duties and responsibilities to the Company. Notwithstanding the foregoing, the Executive shall work on a part-time basis from the period commencing on the Effective Date through December 31, 2012 and, during such period, shall be permitted to continue providing services to his former employer.

Section 2.              Compensation.

2.1.                            Salary. As compensation for the performance of the Executive’s services hereunder, during the Employment Period, the Company shall pay to the Executive a salary at an annual rate of $550,000, payable in accordance with the Company’s standard payroll policies (as adjusted, the “Base Salary”). The Base Salary will be reviewed annually and may be adjusted upward (but not downward) by the Board (or a committee thereof) in its discretion.

2.2.                            Annual Bonus. For each fiscal year ending during the Employment Period commencing with the Company’s fiscal year ending 2014, the Executive shall be eligible for potential awards of additional compensation (the “Annual Bonus”) to be based upon the Company EBITDA targets that are no greater than the EBITDA targets set forth on Part I of Exhibit A (the “Performance Target”). The Annual Bonus shall be prorated for any partial fiscal years occurring within the Employment Period. The Executive’s target Annual Bonus opportunity for each fiscal year that ends during the Employment Period shall equal $650,000 (the “Target Annual Bonus Opportunity”), with the actual Annual Bonus to be based on the Company’s actual performance relative to the Performance Target as reflected on Part II of Exhibit A, as such scale may be adjusted for fiscal years ending after 2014 by the Board in consultation with the Executive (the “Performance Scale”). The maximum bonus payable shall be equal to $1,105,000. The Annual Bonus shall be paid in cash within 3 months after the end of the Company’s fiscal year. In addition, to the extent that the Executive’s actual bonus received from his former employer in respect of calendar year 2012 is less than $700,000, the Company shall make a payment to the Executive in the amount of the different as soon as reasonably practicable in 2013 following Executive’s notice to the Company of such difference.

2.3.                            Initial Stock Option Grant. On the Effective Date, Holding shall grant to the Executive an option to purchase 17,630 shares of Class C Common Stock of Holding, pursuant to an option agreement between Holding and the Executive, substantially in the form attached hereto as Exhibit B. Options granted pursuant to this Section 2.3 shall have a per share exercise price equal to $1,250 per share, which is the fair market value per share of Class C Common Stock of Holding on the Effective Date.

2.4.                            Relocation Expenses. Promptly upon receipt of appropriate supporting documentation, the Company shall reimburse the Executive in full for his expenses in relocating to Texas, including but not limited to moving expenses, expenses of selling his current residence and expenses of buying a new residence. The Company shall also reimburse Executive for temporary housing in Texas for up to one year from the Effective Date, including travel of the Executive and his family for reasonable visits between Oregon and Texas. In addition, to the extent the Executive’s Oregon home is sold during the Employment Period (or a contract for its sale is entered into and the Company terminates the Executive without Cause or the Executive terminates for Good Reason prior to the closing) at a price less than $2.4 million, the Company shall promptly make a cash payment to the Executive in an amount equal to ninety percent of any shortfall up to $550,000 and half of the amount of any shortfall above that (the “Equity Loss Payment”). An additional amount shall simultaneously be paid with any amount under this Section 2.4 such that the Executive shall receive such amounts above on an after tax basis for such amounts and the additional amounts paid under this sentence. If the Executive voluntarily resigns without Good Reason within two years following the Effective Date, he shall promptly repay the Equity Loss Payment to the Company.

2.5.                            Employee Benefits. During the Employment Period, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company, and shall receive such perquisites as provided to other senior executives of the Company from time to time.

2.6.                            Vacation. During the Employment Period, the Executive shall be entitled to a minimum of four weeks vacation per calendar year. The number of vacation days is prorated for the first and last calendar years of employment, and shall be determined by multiplying 20 by a fraction, the numerator of which is the number of days the Executive is employed by the Company during the applicable year and the denominator of which is 365.

2.7.                            Business Expenses. The Company shall pay or reimburse the Executive, upon presentation of documentation, for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Employment Period in performing his duties under this Employment Agreement and in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof) and in effect from time to time. In addition, the Company shall pay up to $25,000 in documented legal fees and related expenses incurred in connection with the drafting, negotiation and execution of this Agreement and other documents relating to equity arrangements and up to $15,000 (gross of withholding) annually in financial planning expenses. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Employment Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”), any expense or reimbursement described in this Employment Agreement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to the Executive in any other calendar year; (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. Any tax gross-up payment to be provided herein will be made by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.

Section 3.              Employment Termination.

3.1.                            Termination of Employment.

(a)                                 The Company may terminate the Executive’s employment hereunder for any reason during the Term upon not less than 15 days’ written notice to the Executive (other than in the event of a termination by the Company for Cause), and the Executive may voluntarily terminate his employment hereunder for any reason during the Term upon not less than 15 days’ written notice to the Company (the date on which the Executive’s employment terminates for any reason is herein referred to as the “Termination Date”). Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to (i) payment of any Base Salary earned but unpaid through the date of termination, (ii) earned but unpaid Annual Bonus for fiscal years completed prior to the Termination Date (payable in the ordinary course pursuant to Section 2.2), (iii) unused vacation days (consistent with Section 2.5 hereof) paid out at the per-business-day Base Salary rate, (iv) vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements, (v) any unreimbursed expenses in accordance with Section 2.6 hereof and (vi) if the Executive’s Termination Date occurs after the 90th day of a fiscal year other than on account of Executive’s voluntary departure without Good Reason or Executive’s termination by the Company for Cause, the Pro-Rata Bonus (as defined below) (collectively, the “Accrued Amounts”); provided, however, that if the Executive’s employment hereunder is terminated by the Company for Cause, then any Annual Bonus earned pursuant to Section 2.2 in respect of a prior fiscal year, but not yet paid or due to be paid, shall be forfeited. For purposes of the foregoing, the “Pro-Rata Bonus” shall be calculated by (1) first multiplying the Target Annual Bonus Opportunity by the appropriate percentage derived from the Performance Scale based on the ratio (expressed as a percentage) of Company’s actual EBITDA achieved through the end of the month preceding the Executive’s Termination Date to the Adjusted Performance Target and (2) next multiplying the result of the calculation in the foregoing subclause (1) by a fraction, the numerator of which is the number of days in the fiscal year preceding the Termination Date and the denominator of which is 365. The “Adjusted Performance Target shall mean the Performance Target multiplied by a fraction, the numerator of which is the Company’s fiscal year to date EBITDA as of the date that is one year prior to the end of the calendar month preceding the Termination Date and the denominator of which is the Company’s total EBITDA in the fiscal year preceding the fiscal year in which the Termination Date occurred.

(b)                                 For purposes of Article IV of that certain Stockholders’ Agreement, dated as of October 5, 2011, among the various stockholders of Holding (the “Stockholders’ Agreement”), any determination of the “fair market value” of the Employee’s common stock shall be made in good faith by the Board (or the compensation committee thereof) without any discounts for minority ownership or additional lack of marketability discounts other than the discount applied by AEA Investors, LP in determining the value of the Holding as a whole. In the case of any dispute regarding between the Board and the Executive regarding the fair market value of the Employee’s common stock, fair market value will be determined by an independent appraiser selected by the Board in good faith. The costs of any such appraiser will be borne by Holding.

3.2.                    Certain Terminations.

(a)                                 Termination by the Company other than for Cause, Death or Disability; Termination by the Executive for Good Reason. If the Executive’s employment is terminated (x) by the Company other than for Cause, death or Disability or (y) by the Executive for Good Reason, in addition to the Accrued Amounts, the Executive shall be entitled to a payment equal to one (1) times (i) his Base Salary at the rate in effect immediately prior to the Termination Date and (ii) his Target Annual Bonus Opportunity for the year of such termination ((i) and (ii) collectively, the “Basic Severance Amount”); provided, however, that if such termination occurs (x) within six months before a Change of Control at the request of a buyer (and subject to the actual occurrence of a Change of Control) or (y) within one (1) year following a Change of Control, then in addition to the Accrued Amounts, the Executive shall be entitled to an additional lump sum payment equal to the Basic Severance Amount (the “Additional Severance Amount” and, together with the Basic Severance Amount, the “Severance Amount”). The Company’s obligations to pay the Severance Amount shall be conditioned upon: (i) the Executive’s continued material compliance with his obligations under Section 4 of this Employment Agreement and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims (the “Release”) substantially in the form attached hereto as Exhibit C, within 52 days after the Executive’s Termination Date. Subject to Section 3.2(c), the Basic Severance Amount shall be paid in equal installments on the Company’s regular payroll dates occurring during the 12-month period with the first payment, including any missed payments, paid on the first payroll date following the date on which the Release has become effective, provided that if the 52 day period overlaps two calendar years, the payments shall not be made prior to the beginning of the second calendar year. The Additional Severance Amount shall be paid on the later of the date of the initial payment of the Basic Severance Amount and the date of the Change of Control. For the purposes of this Section 3.2(a), the term “Change of Control” shall have the same definition as the term is defined under the Stockholders’ Agreement.

(b)                                 Definitions. For purposes of Section 3, the following terms have the following meanings:

(1)                                 “Cause” shall mean the Executive’s having engaged in any of the following: (A) willful misconduct or gross negligence in the performance of any of his duties to the Company, which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Board written notice of such willful misconduct or gross negligence; (B) intentional failure or refusal to perform reasonably assigned duties by the Board, which is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Board written notice of such failure or refusal; (C) any indictment for, conviction of, or plea of guilty or nolo contendere to, (1) any felony (other than motor vehicle offenses the effect of which do not materially affect the performance of the Executive’s duties) or (2) any crime (whether or not a felony) involving fraud, theft, breach of trust or similar acts, whether of the United States or any state thereof or any similar foreign law to which the Executive may be subject; or (D) any willful failure to comply with any written rules, regulations, policies or procedures of the Company which, if not complied with, would reasonably be expected to have a material adverse effect on the business or financial condition of the Company, which in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Company written notice of such failure; or (E) willful and knowing misconduct that would cause the Company to materially violate any law relating to sexual harassment or age, sex or other prohibited discrimination, which in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Company written notice of such failure. If the Company terminates the Executive’s employment for Cause, the Company shall provide written notice to the Executive of that fact on or before the termination of employment.

(2)                                 “Disability” shall mean the Executive is entitled to and has begun to receive long-term disability benefits under the long-term disability plan of the Company in which Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental ill health, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 180 days out of any 270 day consecutive day period.

(3)                                 “Good Reason” shall mean one of the following has occurred: (A) a material breach by the Company of any of the covenants in this Employment Agreement, (B) any material reduction in the Executive’s Base Salary or compensation (including the Target Annual Bonus Opportunity), (C) any material and adverse change in the Executive’s position, title, or reporting lines or any change in the Executive’s job duties, authority or responsibilities to those of lesser status, (D) a relocation of the Executive’s primary work location outside the State of Texas without the Executive’s written consent. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice of the termination, setting forth the conduct of the Company that constitutes Good Reason, within 30 days of the first date on which the Executive has knowledge of such conduct. The Executive shall further provide the Company at least 30 days following the date on which such notice is provided to cure such conduct. Failing such cure, a termination of employment by the Executive for Good Reason shall be effective on the day following the expiration of such cure period.

(c)                                  Section 409A. If the Executive is a “specified employee” for purposes of Section 409A, any Severance Amount required to be paid pursuant to Section 3.2 which is subject to Section 409A as nonqualified deferred compensation, and not exempt from the definition of deferred compensation under Treasury Regulation Section 1.409A-l(b)(9)(iii), shall commence on the day after the first to occur of (i) the day which is six months from the Termination Date, (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 3.2(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of this Employment Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Employment Agreement shall be treated as a right to a series of separate payments.

3.3.                            Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive severance payments due the Executive upon a termination of his employment.

3.4.                            Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall resign, as of the date of such termination, from all positions he then holds as an officer, director, employee and member of the board of directors (and any committee thereof) of Holding and its direct and indirect subsidiaries and affiliates (the “Company Group”). The Executive shall be required to execute such writings as are required to effectuate the foregoing.

3.5.                            Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company (taking into account any other full-time employment of the Executive) with respect to matters arising out of the Executive’s services to the Company and its subsidiaries.

3.6.                            Treatment of Parachute Payments. All payments hereunder shall be subject to the parachute tax provisions set forth in Exhibit D attached hereto, if applicable.

Section 4. Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights.

4.1.                            Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company Group, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group and other forms of information considered by the Company Group to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 4.1 or disclosure by a third party who is known by the Executive to owe the Company an obligation of confidentiality with respect to such information. The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, except in the good faith performance of his duties to the Company, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in his (or reasonably capable of being reduced to his) possession; provided that nothing in this Employment Agreement or elsewhere shall prevent the Executive from retaining and utilizing: documents relating to his personal benefits, entitlements and obligations; documents relating to his personal tax obligations; his desk calendar, rolodex, and the like; and such other records and documents as may reasonably be approved by the Company.

4.2.                            Non-Competition. By and in consideration of the Company’s entering into this Employment Agreement, and in further consideration of the Executive’s exposure to the Confidential Information of the Company Group, the Executive agrees that the Executive shall not, during the Employment Period and for one year following the Executive’s Termination Date (the “Restriction Period”), (x) directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below), (y) be employed by any subsidiary, division or unit of an entity which subsidiary, division or unit derives more than 50% of its aggregate gross revenues from Restricted Products (as defined below), or (z) assist any person or entity in commencing a business, business line or subsidiary, division or unit of an entity that would reasonably be expected to derive more than 50% of its aggregate gross revenues from Restricted Products; provided, that in no event shall ownership of one percent or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any retail enterprise that derives more than 50% of its aggregate gross revenues from the following merchandise: home furnishings, home decor and accessories, outdoor furnishings, garden decor and seasonal decorations (“Restricted Products”). By way of illustration of the foregoing, as of the Effective Date, (1) the following would be Restricted Enterprises: Cost Plus, Bed Bath and Beyond, Pier 1, Hobby Lobby, Michaels, Jo-Ann, Kirklands, Tuesday Morning and Crate & Barrel and (2) the Executive would be prohibited by clause (y) above from becoming employed directly by the Home Goods division of TJX but not from serving as CEO of TJX (because TJX derives less than 50% of its gross revenue from Restricted Products). During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status.

4.3.                            Non-Solicitation of Employees. During the Restriction Period, the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within 12 months prior to the date of such solicitation was, an executive, buyer or merchant of any member of the Company Group; provided, however, that the Executive will not be in violation of his obligations set forth in this Section 4.3 by reason of: (A) general advertising or solicitation not specifically targeted at any employee of any member of the Company Group so long as the Executive is not personally involved in the recruitment of any such executive, buyer or merchant subsequent to such general advertisement or solicitation, (B) the Executive serving as a reference, upon request, for any executive, buyer or merchant of the Company Group, or (C) actions taken by any person or entity with which the Executive is associated if the Executive is not personally involved in any manner in the matter and has not identified such Company Group executive, buyer or merchant for soliciting or hiring.

4.4.                            Interference with Business Relationships. During the Restriction Period (other than in connection with carrying out his responsibilities for the Company Group), the Executive shall not directly or indirectly on behalf of a Restricted Enterprise induce or solicit (or assist any Person to induce or solicit) any customer or client of any member of the Company Group to terminate its relationship or otherwise cease doing business in whole or in part with any member of the Company Group, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between any member of the Company Group and any of their customers or clients so as to cause harm to any member of the Company Group; provided, however, that the Executive will not be in violation of his obligations set forth in this Section 4.4 by reason of: (A) general advertising or solicitation not specifically targeted at any customer or client of any member of the Company Group, or (B) actions taken by any person or entity with which the Executive is associated if the Executive is not personally involved in any manner in the matter and has not identified such customer or client for solicitation or interference.

4.5.                            Extension of Restriction Period. The Restriction Period shall be tolled for any period during which the Executive is in breach of any of Sections 4.2, 4.3 or 4.4 hereof.

4.6.                            Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company Group (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by a member of the Company Group, the Executive assigns and agrees to assign all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company as the Executive’s employer. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company Group. These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. In connection with his execution of this Employment Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that he holds as of the date hereof. If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and on the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4.6 with the same legal force and effect as if executed by the Executive.

4.7.                            Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the Executive agrees not to disclose the terms of this Employment Agreement to any Person; provided the Executive may disclose this Employment Agreement and/or any of its terms to the Executive’s immediate family, financial advisors, attorneys (collectively, “Primary Permitted Persons”), governmental entities, in compliance with legal process, and, with respect to the restrictions set forth in this Section 4, future employers, so long as the Executive instructs every such Primary Permitted Person to whom the Executive makes such disclosure not to disclose the terms of this Employment Agreement further. Anytime after this Employment Agreement is filed with the SEC or any other government agency by the Company and becomes a public record, this provision shall no longer apply.

4.8.                            Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company Group for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company Group because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses. In the event that the Executive willfully and materially breaches any of the covenants set forth in this Section 4, then in addition to any injunctive relief, the Executive will promptly return to the Company any portion of the Severance Amount that the Company has paid to the Executive.

Section 5.              Representations. The Executive represents and warrants that (i) he is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that materially limits his ability to enter into and fully perform his obligations under this Employment Agreement and (ii) he is not otherwise unable to enter into and fully perform his obligations under this Employment Agreement.

Section 6.              Mutual Non-Disparagement. During the Employment Period and for five years following the Executive’s Termination Date, the Executive agrees not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its subsidiaries, affiliates, employees, officers, directors or stockholders. The Company shall instruct its directors and executive officers, that during the Employment Period and for five years following the Executive’s Termination Date, they shall not make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Executive. Nothing herein shall prohibit any party (i) from disclosing that the Executive is no longer employed by the Company, (ii) from responding truthfully to any governmental investigation, legal process or inquiry related thereto, (iii) from making traditional competitive statements in the course of promoting a competing business, (iv) enforcing this Employment Agreement or other agreements between the parties or (v) good faith rebuttal of the other party’s untrue or misleading statement.

Section 7.              Withholding. All amounts paid to the Executive under this Employment Agreement during or following the Employment Period shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes imposed on him relating to the payment or provision of any amounts or benefits hereunder.

Section 8.              Miscellaneous.

8.1.                            Indemnification. To no less extent than as is provided in the Company’s By-Laws and Certificate of Incorporation as of the Effective Date, the Company shall indemnify the Executive for losses or damages incurred by the Executive as a result of all causes of action arising from the Executive’s performance of duties for the benefit of the Company, whether or not the claim is asserted during the Employment Period. This indemnity shall not apply to the Executive’s acts of willful misconduct or gross negligence. The Executive shall be covered under any directors’ and officers’ insurance that the Company maintains for its directors and other officers in the same manner and on the same basis as the Company’s directors and other officers. This Section 8.1 shall survive any termination of the Executive’s employment or directorship.

8.2.                            Registrable Securities. In connection with an exercise by the Executive of his rights under the Stockholders’ Agreement, clause (B) of the definition of Registrable Securities shall not apply with respect to any Registrable Securities held by the Executive to the extent such securities are subject, at such time, to an agreement with underwriters described in Section 3.3(m) of the Shareholders Agreement.

8.3.                            Amendments and Waivers. This Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Employment Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.4.                            Assignment; Third-Party Beneficiaries. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Employment Agreement shall confer upon any Person not a party to this Employment Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Employment Agreement, except (i) the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive and (ii) any member of the Company Group may enforce the provisions of Section 4. The Company is authorized to assign this Employment Agreement to a successor to substantially all of its assets.

8.5.                            Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Employment Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt (ii) e-mail (with electronic return receipt), (iii) reputable commercial overnight delivery service courier, with confirmation of receipt or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:

Garden Ridge Corporation c/o AEA Investors, LP 666 Fifth Avenue, 36th FL New York, NY 10103 Attn: General Counsel

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Attention: Jeffrey Ross, Esq. e-mail: Jeffrey.Ross@friedfrank.com

If to the Executive:	Lewis Bird, at his principal office and e-mail address at the Company (during the Employment Period), and at all times to his principal residence as reflected in the records of the Company.

with a copy to:

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299 Attention: Michael Sirkin, Esq. e-mail: msirkin@proskauer.com

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

8.6.                            Governing Law. This Employment Agreement shall be construed and enforced in accordance with, and the laws of the State of New York hereto shall govern the rights and obligations of the parties, without giving effect to the conflicts of law principles thereof.

8.7.                            Severability. Whenever possible, each provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Employment Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Employment Agreement in that jurisdiction or the validity or enforceability of this Employment Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

8.8.                            Entire Agreement. From and after the Effective Date, this Employment Agreement constitutes the entire agreement between the parties hereto, and supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof.

8.9.                            Counterparts. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

8.10.                     Binding Effect. This Employment Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

8.11.                     General Interpretive Principles. The name assigned this Employment Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations. Any reference to a Section of the Code shall be deemed to include any successor to such Section.

8.12.                     Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Employment Agreement comply with, or be exempt from, Section 409A and, accordingly, to the maximum extent permitted, this Employment Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Employment Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

GARDEN RIDGE CORPORATION

/s/ Martin Eltrich
By: Director
Date: 12/6/12

EXECUTIVE

/s/
Lewis Bird
Date:

GRD HOLDING I CORPORATION (solely for purposes of Sections 1.2, 2.3, 3.1(b) and 8.2)

/s/ Martin Eltrich
By: Director
Date: 12/6/12

GARDEN RIDGE CORPORATION

/s/
By:
Date:

EXECUTIVE

/s/ Lewis Bird III
Lewis Bird
Date: 11/26/12

GRD HOLDING I CORPORATION (solely for purposes of Sections 1.2, 2.3, 3.1(b) and 8.2)

/s/
By:
Date:

EXHIBIT B

[Option Agreement]

A-3

EXHIBIT C

YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

Release of Claims

1.                                      In consideration of the payments and benefits to be made under the Employment Agreement, dated as of November 15, 2012 (the “Employment Agreement”), to which Lewis Bird (the “Executive”) and Garden Ridge Corporation, a Delaware corporation (the “Company”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”) are parties, the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Holding (as defined in the Employment Agreement), the Company and each of its and their subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

(A)                                       rights of the Executive arising under, or preserved by, this Release or Section 3 of the Employment Agreement;

(B)                                       the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(C)                                       claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

(D)                                       rights to indemnification the Executive has or may have under the by-laws or certificate of incorporation or any plan of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(E)                                        any matters which expressly or by implication survive the execution of this Release as set forth in the Employment Agreement, the terms and conditions of which are incorporated herein by reference; and

(F)                                         rights granted to Executive during his employment related to the purchase of equity of Holding (as defined in the Employment Agreement) or other equity rights.

2.                                      The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.                                      This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4.                                      The Executive specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5.                                      As to rights, claims and causes of action arising under the ADEA, the Executive acknowledges that he has been given but not utilized a period of 21 days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven days following (and not including) the date of execution, revoke this Release as it relates to claims arising under the ADEA. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the Severance Amount (as defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force.

6.                                      Other than as to rights, claims and causes of action arising under the ADEA, this Release shall be immediately effective upon execution by the Executive.

7.                                      The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

8.                                      The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

9.                                      The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

10.                               The Executive acknowledges that the Severance Amount he is receiving in connection with this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

11.                               Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12.                               This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

13.                               The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

14.                               This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

15.                               This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

16.                               Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of                    .

GARDEN RIDGE CORPORATION

By:
Name:
Title:

EXECUTIVE

Name: Lewis Bird

Exhibit D

PARACHUTE TAX PROVISIONS

This Exhibit D sets forth the terms and provisions applicable to the Executive pursuant to the provisions of Section 3.6 of the Employment Agreement. This Exhibit D shall be subject in all respects to the terms and conditions of the Employment Agreement. Capitalized terms used without definition in this Exhibit D shall have the meanings set forth in the Employment Agreement.

(a)                                 To the extent that the Executive would otherwise be eligible to receive a payment or benefit pursuant to the terms of this Employment Agreement or otherwise in connection with, or arising out of, the Executive’s employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (any such payment or benefit, a “Parachute Payment”), that a nationally recognized United States public accounting firm selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld) (the “Accountants”) determines, but for this sentence would be subject to excise tax imposed by Section 4999 of the Code (the “Excise Tax”), subject to clause (c) below, then the Company shall pay to the Executive whichever of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Parachute Payment notwithstanding that all or some portion of the Parachute Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Parachute Payment (a “Full Payment”), or (2) payment of only a part of the Parachute Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).

(b)                                 If a reduction in the Parachute Payment is necessary pursuant to clause (a), then the reduction shall occur in the following order: (1) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; (2) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); and (3) cancellation of acceleration of vesting of equity awards not covered under (1) above; provided, however, that in the event that acceleration of vesting of equity awards is to be cancelled, acceleration of vesting of full value awards shall be cancelled before acceleration of options and stock appreciation rights and within each class such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards; and provided, further, that to the extent permitted by Code Section 409A and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Code Section 409A or losing the benefit of the reduction under Sections 280G and 4999 of the Code, the executive may designate a different order of reduction.

(c)                                  For purposes of determining whether any of the Parachute Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accountants, such Total Payments (in whole or in part): (1) do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(d)                                 All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and the Executive at such time as it is requested by the Company or the Executive. The determination of the Accountants shall be final and binding upon the Company and the Executive.

(e)                                  The federal tax returns filed by the Executive (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accountants with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment (provided that the Executive may delete information unrelated to the Parachute Payment or Excise Tax and provided, further that the Company at all times shall treat such returns as confidential and use such return only for purpose contemplated by this paragraph).

(f)                                   In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive but the Executive shall control any other issues. In the event that the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and his representative shall cooperate with the Company and its representative.

(g)                                  The Company shall be responsible for all charges of the Accountants.

(h)                                 The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit D.

(i)                                     Nothing in this Exhibit D is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Executive and the repayment obligation null and void.

(j)                                    Notwithstanding the foregoing, any payment or reimbursement made pursuant to this Exhibit D shall be paid to the Executive promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by the Executive or where no taxes are required to be remitted, the end of the Executive’s calendar year following the Executive’s calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

(k)                                 The provisions of this Exhibit D shall survive the termination of the Executive’s employment with the Company for any reason and any amount payable under this Exhibit D shall be subject to the provisions of Section 3.2 of the Employment Agreement.